Exhibit 10.11

PURCHASE AGREEMENT

     THIS AGREEMENT, is made and entered into as of the 8th day of July, 2003, by and between ARI Network Services, Inc. a Wisconsin corporation (the “Company”), and WITECH Corporation (the “Seller”).

R E C I T A L S:

     The Seller is the owner of One Million Twenty Five Thousand Three Hundred Eight (1,025,308) shares of the Company’s $.001 par value common stock (the “Common Stock”), a warrant to purchase Thirty Thousand (30,000) shares of common stock (the “Warrant”) and Twenty Thousand Three Hundred Fifty (20,350) shares of the Company’s $.001 par value Series A Preferred Stock (the “Preferred Stock,” and collectively with the Common Stock and the Warrant, the “Subject Securities”). The Company desires to purchase the Subject Securities from the Seller and the Seller desires to sell the Subject Securities to the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Seller and the Company agree as follows:

     1. Purchase of Subject Securities. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Company and the Company agrees to purchase from the Seller, at the Closing (as defined in Paragraph 4 and subject to Paragraph 5, below), all of the Subject Securities.

     2. Purchase Price. The aggregate purchase price for the Subject Securities shall be One Million Dollars ($1,000,000) (the “Purchase Price”).

     3. Payment of Purchase Price. The Purchase Price payable to the Seller shall be paid by the Company’s delivery to the Seller at the Closing of a wire transfer in the amount of Two Hundred Thousand Dollars ($200,000) (the “Closing Payment”) and a promissory note in the original principal amount of Eight Hundred Thousand Dollars ($800,000), which shall be in the form of and contain the terms and provisions set forth in Exhibit A attached hereto (the “Note”).

     4. Closing. The Closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur at the offices of the Company’s counsel, Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202 on August 22, 2003 at 10:00 a.m. or on or at such other mutually agreed upon date and time (the “Closing Date”). At the Closing, the following shall occur:

      4.1. The Seller shall deliver to the Company the original stock certificates and Warrant representing the Subject Securities, duly endorsed by the Seller in blank or accompanied by duly executed stock powers or other instruments of assignment as the Company may reasonably request.

      4.2. The Company shall deliver to the Seller the Closing Payment and the Note, duly executed by the Company.

      4.3 The Company shall deliver to the Seller a Secretary’s Certificate regarding the Company’s articles of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Note.

     5. Condition to Closing. The obligation of the parties to this Agreement to consummate the transactions contemplated herein is subject to the Board of Directors of the Company determining that, in its judgement, based on its receipt of information satisfactory to it, that the transactions contemplated herein comply with Section 180.0640 and Section 242 of the Wisconsin Business Corporation Law or any successor provisions thereto and any similar laws of application to the transaction. If such condition is not satisfied by the Closing Date, the Company must either (i) assign its rights to purchase the Subject Securities pursuant to this Agreement to one or more purchasers with credit standings reasonably acceptable to the Seller, in which case the Company shall be released from any obligation hereunder, or (ii) pay to Seller Fifty Thousand Dollars ($50,000) (the “Termination Fee”), following which payment the Company shall be released from any further liability or obligation hereunder.

     6. Warranties of the Seller. The Seller hereby warrants and represents to the Company, which warranties and representations shall survive the Closing, as follows:

      6.1. The execution and delivery thereby of this Agreement and the Note have been duly and validly authorized by the Seller and no further authorization is required. This Agreement and the Note have been duly executed and delivered by Seller. This Agreement and the Note constitute the valid and binding agreements of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or general principles of equity.

      6.2 The Seller is the beneficial owner of all right, title and interest in and to the Subject Securities and at the Closing will deliver to the Company good and marketable title to the Subject Securities, free and clear of all liens, security interests, claims, charges, equities and encumbrances of any kind whatsoever. The Subject Securities constitute all of the securities of the Company owned by the Seller.

      6.3 The Seller is not subject to, or a party to, any charter, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment, decree or any other restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement or compliance by the Seller with the terms, conditions and provisions hereof after the date hereof or the Closing Date.

      6.4 The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or passage of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of the Seller, or any material lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, lien or other agreement, instrument or arrangement to which the Seller is a party or by which it or its property are bound.

     7. Warranties of the Company. The Company hereby warrants and represents to the Seller, which warranties and representations shall survive the Closing, as follows:

      7.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full corporate power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

      7.2. The execution and delivery thereby of this Agreement and the Note have been duly and validly authorized by the Company and no further authorization is required. This Agreement and the Note have been duly executed and delivered by the Company. This Agreement and the Note constitute the valid and binding agreements of the Company enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or general principles of equity.

      7.3. Subject to paragraph 5, the Company is not subject to, or a party to, any charter, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment, decree or any other restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement or compliance by the Company with the terms, conditions and provisions hereof after the date hereof or the Closing Date.

      7.4. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or passage of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of the Company, or any material lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, lien or other agreement, instrument or arrangement to which the Company is a party or by which it or its property are bound.

     8. Indemnification. Each party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other party (and its respective officers, directors, employees, affiliates, agents and shareholders) (collectively, the “Indemnified Parties”) from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including but not limited to interest, penalties and reasonable fees of attorneys, consultants, engineers and accountants) (collectively, “Claims”) imposed upon, asserted against, incurred, suffered or paid by an Indemnified Party, its respective successors or assigns, including but not limited to those asserted or imposed by third parties, including but not limited to governmental agencies or instrumentalities (collectively, “Third Parties”), which arise, result from or relate to:

             (a) The inaccuracy or breach of any representation or warranty of the Indemnifying Party given in or pursuant to this Agreement or any other document or instrument delivered in connection with this Agreement; or

             (b) The breach or default in the performance by the Indemnifying Party of any of its covenants, obligations or agreements in or pursuant to this Agreement or any other document or instrument delivered in connection with this Agreement.

     If an Indemnified Party becomes aware of any Claim for indemnification under this Paragraph 8, it shall promptly notify the Indemnifying Party of the existence thereof and tender the defense of the Claim to the Indemnifying Party. If the Indemnifying Party shall promptly assume the defense of the Claim, the Indemnified Party may continue to participate in the matter, but it shall be responsible for the fees and expenses of its own counsel. In no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. Without the consent of the Indemnifying Party, an Indemnified Party shall not consent to the settlement of any Claim relating to Third Parties for which it will seek indemnification hereunder.

     9. Termination of Dealings. Until the Closing Date or such earlier time that the Company notifies the Seller that it or its assignees under Paragraph 5 will not be able to purchase the Subject Securities under this Agreement (at which time, in either case, if the Closing shall not have occurred, this Agreement and all obligations hereunder shall terminate, other than the Company’s obligation to pay to Seller the Termination Fee), Seller shall not directly or indirectly solicit, initiate or enter into any discussions or negotiations with or enter into any agreement with any person or group of persons (other than the Company and any of the Company’s assignees pursuant to Paragraph 5) concerning any purchase or sale directly or indirectly of any of the Subject Securities or any interest therein.

     10. Notice. All notices or other correspondence relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given and received in all respects (i) when personally delivered, (ii) three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, (iii) when sent by facsimile transmission received by the receiving equipment, or (iv) when delivered via reputable overnight courier service, in each case addressed as follows or to such other address as may be designated by notice duly given:

IF TO THE COMPANY:	ARI Network Services, Inc.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224
Attention: Chief Financial Officer
Facsimile: (414) 973-4620

With a copy (which shall not constitute notice) to:

Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Facsimile: (414) 273-5198

IF TO THE SELLER:	WITECH Corporation
231 West Michigan Street
Milwaukee, Wisconsin 53201
Attention: General Manager
Facsimile: (414) 221-4042

With a copy (which shall not constitute notice) to:

Sally Bentley
WE Energies
231 West Michigan Street
Milwaukee, Wisconsin 53201
Facsimile: (414) 221-2139

     11. Interpretation and Separability. This Agreement shall be construed and interpreted in accordance with the internal laws of Wisconsin. If any provision of this Agreement shall be deemed invalid or inoperative, this Agreement shall be construed with all such invalid or inoperative provisions deleted. The remaining provisions shall remain in full force and effect and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

     12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Company and their respective heirs, successors, assigns and legal representatives.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and all prior agreements, correspondence, discussions and understandings of the parties relating to the subject matter hereof (whether written or oral) are superseded hereby. No amendment or modification hereto or hereunder shall be valid unless in writing signed by each of the parties hereto.

     14. Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

ARI NETWORK SERVICES, INC.

By:	/s/ Brian E. Dearing

Brian E. Dearing
Chairman and Chief Executive Officer

WITECH CORPORATION

By:	/s/ Anne K. Klisurich

Print Name:	Anne K. Klisurich

Print Title:	General Manager

Exhibit A

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

PROMISSORY NOTE

, 2003	$800,000

     FOR VALUE RECEIVED, ARI NETWORK SERVICES, INC., a corporation organized under the laws of the State of Wisconsin (the “Issuer”), hereby promises to pay to WITECH Corporation (the “Holder”) the sum of Eight Hundred Thousand and No/100 Dollars ($800,000) and to pay interest on the unpaid principal balance hereof at a daily rate (floating quarterly as set forth below) expressed as a fraction, the denominator of which is Three Hundred Sixty (360) and the numerator of which is the Interest Rate (as hereinafter deferred) compounded annually from the date hereof (the “Issue Date”) until the same becomes due and payable. For purposes of this Note, the “Interest Rate” shall mean a floating quarterly interest rate (initially 6.0% and adjusted quarterly on the first day of each calendar quarter after the Issue Date commencing on October 1, 2003) equal to the sum of two percent (2%) plus the rate publicly announced as of the date for which such determination is being made by The Wall Street Journal, Midwest edition (or, if not available, such other comparable source as may be reasonably selected by the Issuer) as the then current prime rate.

     Accrued interest shall be payable in arrears on the last day of each calendar quarter beginning September 30, 2003 (with the first such installment of interest due on September 30, 2003 to be equal to the interest that has accrued from the Issue Date through and including September 30, 2003). Interest shall be calculated based on a 360-day year consisting of twelve 30-day months and shall commence accruing on the date hereof. Issuer shall make mandatory principal installments of Fifty Thousand Dollars ($50,000) commencing on December 31, 2003 and the last day of each and every calendar quarter thereafter until all outstanding principal and accrued interest under this Note is paid in full.

     All payments of principal and interest hereunder shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments of principal and interest hereunder shall be made to the order of the Holder, at the address set forth in Section 5 of this Note for notices to Holder, or such other address for payment as the Holder shall hereafter provide to the Issuer by notice in accordance with the notice procedures in Section 5. As long as the notice of the address for notices and payment is clear and explicit, the Holder may designate different addresses for payment and notices.

     Issuer may at its sole election at any time and from time to time prepay all or any part of this Note without premium or penalty. All prepayments shall be applied first to accrued and unpaid interest and then to principal. Upon prepayment of part of the principal amount of the Note, the remaining principal payments shall be reduced on a pro rata basis to an amount which will repay the remaining principal of the Note over the same term as the Note would have been paid by payment only of the mandatory principal payments.

1. Events of Default. Each of the following occurrences shall constitute an “Event of Default” under this Note:

     (a) Failure to Pay Principal or Interest. If Issuer shall fail to pay any installment of principal or interest (in each case, whether or not funds are legally available therefore) payable under this Note within fifteen (15) days of the date scheduled for such payment.

     (b) Breach of Covenant. If Issuer defaults in the performance or observance of any material covenant, agreement or obligation set forth in this Note and/or that certain Purchase Agreement, dated as of July 8, 2003, by and between Issuer and Holder (the “Purchase Agreement”) in a material respect and Issuer fails to cure such default or commence good faith efforts to cure such default during the period of sixty (60) days after receipt of written notice to Issuer from the Holder of said default.

     (c) Breach of Representation or Warranty. If any material representation or warranty made by Issuer in this Note and/or the Purchase Agreement shall prove to have been knowingly false (to the knowledge of the Issuer’s chief executive officer or chief financial officer) in a material respect on the Issue Date, the date of the Purchase Agreement or the Closing Date, as the case may be, and any such information is not or has not been included in public securities filings, press releases or other general publications (including but not limited to product brochures) issued by the Company on or prior to the Issue Date.

     (d) Involuntary Bankruptcy; Appointment of Receiver, Etc. If an involuntary case shall be commenced against Issuer and the petition shall not be dismissed or discharged within sixty (60) days after commencement of the case; a custodian is appointed for, or takes charge of, all or substantially all of the property of Issuer or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Issuer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

     (e) Voluntary Bankruptcy; Appointment of Receiver, Etc. If Issuer shall have an order for relief entered with respect to it or shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or assets; or Issuer shall make any assignment for the benefit of creditors.

2. Rights and Remedies.

     (a) Acceleration. Upon the occurrence of any Event of Default described in Sections 1(d) or (e), above, the unpaid principal amount of this Note, and any and all accrued interest hereunder, shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Issuer; and upon the occurrence and during the continuance of any other Event of Default, the Holder may declare, by written notice to the Issuer, the unpaid principal amount of and any and all accrued and unpaid interest under this Note to be immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Issuer.

3. Representations and Warranties of Holder. The Holder hereby represents and warrants to the Issuer that:

     (a) Investment Purpose. As of the date hereof, the Holder is obtaining this Note for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the “1933 Act”); provided, however, that by making the representations herein, the Holder does not agree to hold this Note, for any minimum or other specific term and reserves the right to dispose of this at any time in accordance with or pursuant to an exemption under the 1933 Act and the assignment provisions set forth herein.

     (b) Transfer or Re-sale. The Holder understands that (i) the sale or re-sale of this Note has not been and is not being registered under the 1933 Act or any applicable state securities laws, and subject to the assignment provisions set forth in Section 5, below, this Note may not be transferred unless (a) the Holder shall have delivered to the Issuer an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that this Note may be sold or transferred pursuant to an exemption from the registration requirements of the 1993 Act; or (b) this Note is sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of the Holder who agrees to sell or otherwise transfer this Note only in accordance with this Section 3(b) and who is an Accredited Investor under the 1933 Act; or (c) this Note is sold pursuant to Rule 144; and (ii) any sale of this Note made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of this Note under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     (c) Authorization; Enforcement. The execution of this Note has been duly and validly authorized by the Holder. This Note has been duly executed and delivered on behalf of the Holder, and this Note constitutes the valid and binding agreement of the Holder enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or general principles of equity.

4. Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holder that:

     (a) Organization and Qualification. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full corporate power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

     (b) Authorization; Enforcement. (i) Issuer has all requisite corporate power and authority to enter into and perform this Note and to consummate the transactions contemplated hereby and to issue and deliver this Note in accordance with the terms hereof, (ii) the execution and delivery of this Note by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by the Issuer’s Board of Directors and no further authorization is required, (iii) this Note has been duly executed and delivered by the Issuer, and (iv) this Note constitutes, and upon execution and delivery by the Issuer of this Note, such instrument will constitute, a legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or general principles of equity.

5. Miscellaneous. Issuer hereby waives presentment, demand for payment, notice of nonpayment, protest and notice of protest.

     All notices or other correspondence relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given and received in all respects (i) when personally delivered, (ii) three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, (iii) when sent by facsimile transmission received by the receiving equipment, or (iv) when delivered via reputable overnight courier service, in each case addressed as follows or to such other address as may be designated by notice duly given:

IF TO THE COMPANY:	ARI Network Services, Inc.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224
Attention: Chief Financial Officer
Facsimile: (414) 973-4620

With a copy (which shall not constitute notice) to:

Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Facsimile: (414) 273-5198

IF TO THE SELLER:	WITECH Corporation
231 West Michigan Street
Milwaukee, Wisconsin 53201
Attention: General Manager
Facsimile: (414) 221-4042

With a copy (which shall not constitute notice) to:

Sally Bentley
WE Energies
231 West Michigan Street
Milwaukee, Wisconsin 53201
Facsimile: (414) 221-2139

     Each party shall provide notice to the other party of any change in address.

     The Issuer shall maintain records showing the principal and interest amount and the dates of the payments on the Note. The Note shall be surrendered when the final payment of principal and interest is made.

     The Issuer may make all payments on this Note to the Holder at the address provided above. Notwithstanding any information available to the Issuer or actual knowledge of the Issuer, until Issuer receives notice of a change of address in accordance with the notice provisions contained in this Note, the Issuer may direct all payments on this Note to the last address of which the Issuer has received such notice, provided however, an Event of Default will not have occurred hereunder if the Issuer timely makes payment to the Holder at an address that the Issuer in good faith believes to be the current address of the Holder because the Issuer has relied on a notice by the Holder which has not been given in accordance with the provisions of this Note. In such event any such discrepancy will be promptly resolved by the Issuer and the Holder upon discovery of the issue. Notwithstanding any information available to the Issuer or actual knowledge of the Issuer that a person has acquired this Note from the Holder, the Issuer may make all payments to the Holder until this Note has been surrendered for reissue to the acquiring person, together with such documentation evidencing and confirming the acquisition of the Note, as the Issuer in good faith requires. All such payments will be deemed to be valid payments on this Note for the full amount of the payment.

     If this Note is reissued to effect a transfer to a new person, the Note may be issued by the Issuer for the then current principal balance if such balance is less than the face amount of this Note at the time of reissue.

     If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     Issuer will pay the legal and other fees and expenses of the Holder reasonably incurred in connection with or incidental to the enforcement of any of the obligations of the Issuer or rights of the Holder under this Note (including reasonable attorneys’ fees).

     This Note may be amended or modified only by an instrument in writing signed by the Issuer and the Holder.

     This Note shall be binding upon the Issuer and its successors and assigns and shall inure to the benefit the Holder and its permitted successors and assigns.

     This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed in the State of Wisconsin (without regard to principles of conflict of laws).

     Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the masculine shall include the feminine and the neuter, the words “Issuer,” and “Holder” shall be deemed to include Issuer and the Holder as defined herein and their respective permitted successors and assigns, and the word “person” shall be deemed to mean natural persons, corporations, partnerships and all other legal entities.

     The Issuer and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and state courts located in the State of Wisconsin in any suit or proceeding based on or arising under this Note, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Issuer and the Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

     This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

ARI NETWORK SERVICES, INC

By:

Brian Dearing,
Chairman and Chief Executive Officer

Acknowledged and agreed to:

HOLDER:
WITECH CORPORATION

By:

Name:

Title:

Date: